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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Carson, Inc. (the

"Company") on Form S-4 of our report dated March 7, 1997 (June 30, 1997 as to
Note 15) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for inventories and the retroactive restatement of the consolidated balance sheets as of March 31, 1996 and December 31, 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for the period from August 23, 1995 to March 31, 1996), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus

DELOITTE & TOUCHE LLP

Atlanta, Georgia
December 19, 1997